Joshua Gold Resources Acquires New Mineral Properties

Woodstock, Ontario, Canada Joshua Gold Resources Inc. (OTC PINK: JSHG) a publicly traded American gold and mineral exploration company headquartered in Canada, home to the three-billion-year old Canadian Shield which contains a wealth of minerals from nickel, gold, copper, niobium, uranium and cobalt to chromium

JSHG is pleased to announce that on October 23, 2019, it has purchased eleven (11) mineral claims in Northern Ontario

The first two of these newly acquired claims (app. 80 acres) are prospective gold claims are in the Shiningtree area between Sudbury and Timmins in Northern Ontario which are added to the JSHG land position in the area. Another nine (9) claims (approximately 360 acres) situated on Nemegosenda Lake in Northern Ontario contiguous to the Sarissa Resources Niobium patents.

To complete this acquisition of these claims, JSHG will issue three hundred thousand (300,000) JSHG common shares and Pay $475CDN dollars for one hundred per cent ownership from an Ontario prospector. There are no Net Smelter Royalties tied to any of these properties.

Ben Fuschino, JSHG CEO, comments, "We are pleased to enlarge our position in Shiningtree as we believe, long term, this is a very prospective area and will continue to add to our land position there under suitable circumstances.  We are familiar with the SRSR Niobium project in and around Nemegosenda Lake in Ontario and we are pleased that we now have a foothold in that rare metals play.  Of course, JSHG's primary focus is on the C1 Gold properties in the historic Swayze Gold camp and we will have news on that project going forward in the near future."

Joshua Gold Resources Inc. (OTC: JSHG) is a publicly traded American gold exploration company headquartered in Canada, engaged in the exploration of highly prospective properties.  Joshua Gold’s focus is to pinpoint mineral opportunities in Northern Ontario, Canada, a mature and friendly jurisdiction for exploration and mining companies.  Northern Ontario is home to the three-billion-year old Canadian Shield which contains a wealth of minerals from nickel, gold, copper and cobalt to chromium.  For more on JSHG go to http://www.joshuagoldresources.com/.

Safe Harbor Statement This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. Forward-looking statements are not a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved.